Exhibit 4.8

FORM 51-102F3
Material Change Report

ITEM 1.	NAME AND ADDRESS OF COMPANY

Rusoro Mining Ltd. (the “Issuer”)
2164 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1B1

ITEM 2.	DATE OF MATERIAL CHANGE

June 27, 2008

ITEM 3.	NEWS RELEASE

Issued June 27, 2008 and distributed through the facilities of Marketwire.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Issuer announced that it granted 4,160,000 incentive stock option to directors, officers, employees and consultants.

ITEM 5.	FULL DESCRIPTION OF MATERIAL CHANGE

The Issuer announced that it has granted incentive options under its Stock Option Plan to directors, officers, employees and consultants for the purchase of a total of 4,160,000 shares in the capital of the Issuer. The options are exercisable on or before June 26, 2018 at the price of $1.31 per share, being the closing price of the Issuer’s shares on the TSX Venture Exchange as at June 27, 2008. Further, the Issuer announced that it has re-priced 1,655,000 outstanding options held by various employees of the Issuer to a price of $1.31 per share.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not Applicable.

ITEM 7.	OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8.	EXECUTIVE OFFICER

	Contact:	George Salamis, President
	Telephone:	604.632.4044

ITEM 9.	DATE OF REPORT

July 11, 2008